                                                                   EXHIBIT 3.1PP

                                                     STATE OF DELAWARE
                                                     SECRETARY OF STATE
                                                  DIVISION OF CORPORATIONS
                                                  FILED 12:05PM 07/12/1995
                                                    950 155433 - 2523863




                         CERTIFICATION OF INCORPORATION

                                       OF

                       UNIROYAL CHEMICAL COMPANY LIMITED

         FIRST: The name of the Corporation is Uniroyal Chemical Company Limited (hereinafter the "Corporation").

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100,000 shares of Common Stock, each having a par value of $100 per share.

         FIFTH: The name and mailing address of the Sole Incorporator is as follows:

     Name                               Address
     ----                               -------

Deborah M. Reusch                       P.O. Box 636
                                        Wilmington, DE 19899


         SIXTH: The powers of the Sole Incorporator shall terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, and the name and addresses of the persons to serve as directors thereafter are as follows: Robert J. Mazaika and Ira J. Krakower, both located at Uniroyal Chemical Company, Inc., Benson Road, Middlebury, Connecticut 06749.

         SEVENTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SEVENTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 11th day of July, 1995.



                                                  /s/ Deborah M. Reusch
                                              ----------------------------
                                                    Deborah M. Reusch
                                                    Sole Incorporator